Exhibit 10.12

Zebra Technologies Corporation
2015 Short-Term Incentive Plan
Section 1
Establishment and Purpose
1.1.    Establishment.  This Plan shall be submitted to the stockholders of Zebra Technologies Corporation, a Delaware corporation (“Zebra”) for approval at the 2015 annual meeting of stockholders and, if approved by majority of the votes cast affirmatively or negatively by the holders of the shares of Class A Common Stock, par value $0.01 per share, of Zebra present in person or represented by proxy at such meeting, shall become effective on the date of such approval. The Plan shall apply to awards made on or after January 1, 2016. Incentive compensation awards made pursuant to the Zebra Technologies Corporation 2011 Short-Term Incentive Plan shall be governed by the terms of that plan.
1.2.    Purpose.  The purpose of the Plan is provide incentive to attract, retain, motivate and reward key employees of Zebra and its Subsidiaries to enhance and grow the business by rewarding performance for attaining a specific set of company-wide, departmental, individual and other Performance Targets that satisfy the requirements of Section 162(m) of the Internal Revenue Code to the extent so determined by the Compensation Committee of the Board of Directors of Zebra.
Section 2
Definitions
2.1.    “Board” means the Board of Directors of Zebra.
2.2.    “Cause” means unless otherwise provided for in an Incentive Award, as determined by Zebra, in its sole discretion, termination of the Participant’s employment with Zebra and its Subsidiaries because of the Participant’s: (a) material breach of any agreement to which the Participant and Zebra or a Subsidiary are parties, as determined by Zebra in good faith; (b) material violation of Zebra policy, regardless of whether within or outside of his or her authority; (c) willful or intentional misconduct, gross negligence, or dishonest, fraudulent, or unethical behavior, or other conduct involving serious moral turpitude, in the performance of Participant’s duties; (d) dishonesty, theft or conviction of any crime or offense involving money or property of Zebra or any Subsidiary; (e) breach of any fiduciary duty owing to Zebra or any Subsidiary; (f) unauthorized disclosure or dissemination of confidential information; or (g) conduct that is, or could reasonably be expected to be, materially harmful to Zebra or any of its Subsidiaries , as determined by Zebra in good faith.
2.3.    “Change in Control” means, unless the Committee provides otherwise in the Incentive Award, the occurrence of any of the following events:

(a)    the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Zebra entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Zebra (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Zebra), (B) any acquisition by Zebra, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; provided, further, that for purposes of clause (B), if any Person (other than Zebra or any employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra) shall become the beneficial owner of 35% or more of the Outstanding Common Stock or 35% or more of the Outstanding Voting Securities by reason of an acquisition by Zebra, and such Person shall, after such acquisition by Zebra, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(b)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of Zebra subsequent to the date hereof whose election, or nomination for election by Zebra’s stockholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of Zebra as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board or who was initially elected as a director of Zebra and whose election was opposed by the Incumbent Board;
(c)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Zebra (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Zebra or all or substantially all of Zebra’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common

Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Zebra; any employee benefit plan (or related trust) sponsored or maintained by Zebra or any entity controlled by Zebra; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 35% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or similar body) of the entity resulting from such Corporate Transaction; or
(d)    the consummation of a plan of complete liquidation or dissolution of Zebra.
2.4.    “Code” means the Internal Revenue Code of 1986, as amended.
2.5.    “Committee” means the Compensation Committee of the Board.
2.6.    “Disability” means, unless otherwise provided by the Committee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by Zebra or a Subsidiary in which the Employee participates.
2.7.    “Employee” means any employee of Zebra or any Subsidiary.
2.8.    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.9.    “Good Reason” means, unless otherwise provided for in an Incentive Award, termination of the Participant’s employment with Zebra and its Subsidiaries because of resignation by the Participant for any of the following reasons: (a) a demotion of the Participant to a lesser position (including a material diminution in the status of the Participant’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Participant of any duties materially inconsistent with the status and responsibilities of the Participant’s position; (b) a material breach of any provision of the Participant’s employment agreement, if any, by Zebra or its Subsidiaries and Zebra’s failure to cure such breach within fifteen (15) business days after receipt of written notice from the Participant to the Chief Administrative Officer or other person responsible for Human Resources specifying in reasonable detail the nature of the breach; or (c) a decrease in base salary at the rate in effect on the date of grant of the Incentive Award, but only if the Participant terminates his or her employment within ten (10) business days after the effective date of the decrease. If the Participant fails to terminate his or her employment within ten (10) business days after the effective date of a decrease, a termination shall not constitute termination of employment by the Participant for Good Reason.
2.10.    “Incentive Award” means, individually or collectively, the incentive awards made for a fiscal year or shorter period pursuant to the Plan, which may be in the form of a cash bonus payable to a Participant pursuant to the Plan. For avoidance of doubt, an Incentive Award may take the form of an individual agreement or an incentive plan or program established by the Committee from time to time pursuant to this Plan.
2.11.    “Participant” means an Employee selected by the Committee for participation in the Plan, and includes former Employees who have certain post-termination rights pursuant to an Incentive Award.
2.12.    “Performance-Based Exception” means the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code.
2.13.    “Performance Goal” means one or more goals or measures established by the Committee with a related Performance Target for a Performance Period; provided that for an executive officer, the goals or measures shall be established pursuant to Section 7.1 of the Plan.
2.14.    “Performance Target” means, with respect to a Performance Goal, the target(s) established by the Committee for a Performance Period; provided that for an executive officer, the target(s) shall be established pursuant to Section 7.1 of the Plan.
2.15.    “Performance Period” means the time period during which Performance Targets must be achieved with respect to an Incentive Award.
2.16.    “Plan” means the 2015 Zebra Technologies Corporation Short-Term Incentive Plan.
2.17.    “Retirement” has the meaning, if any, set forth in an Incentive Award.
2.18.    “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which Zebra is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.
2.19.    “Zebra” has the meaning set forth in Section 1.1.
Section 3
Administration
3.1.    Plan Administration and Committee Membership.  The Committee shall administer the Plan. The Committee shall consist of not less than two members of the Board who are both non-employee directors of Zebra within the meaning of Rule 16b-3 of the Exchange Act, and outside directors, as defined in Treasury Regulations §1.162-27; provided, however, that if at any time any member of the Committee is not an outside director, the Committee may establish a subcommittee consisting of all members who are outside directors for all purposes of any Incentive Award to an executive officer, unless the Committee determines that such an Award is not intended to qualify for the Performance-Based Exception.

3.2.    Authority of the Committee.  Except as limited by law or by the Certificate of Incorporation or By-laws of Zebra, the Committee shall have full power to select Employees to participate in the Plan, and to determine the terms and conditions of Incentive Awards, including the form, amount and timing of each Incentive Award consistent with the Plan. The Committee shall, subject to the terms of the Plan, construe and interpret the Plan and any agreement or instrument entered into under the Plan and the application thereof, establish, amend or waive rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Incentive Award, conditions with respect to the Incentive Award, such as limiting competitive employment or other activities. All determinations and decisions made by the Committee and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including Zebra, its stockholders, Employees, Participants, and their estates and beneficiaries.
To the extent permitted by applicable law, the Committee may delegate some or all of its authority hereunder to the Board or the Chief Executive Officer as the Committee deems appropriate; provided, however, that the Committee may not (i) delegate its power and authority to the Board or the Chief Executive Officer with regard to the grant of an Incentive Award to an executive officer or who, in the Committee’s judgment, is likely to be an executive officer at any time during the period an Incentive Award to such officer would be outstanding or (ii) delegate its power and authority to the Chief Executive Officer with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Incentive Award to such an officer or other person.
Section 4
Maximum Awards
4.1.    Individual Participant Limitations.  The maximum aggregate cash payout with respect to Incentive Awards granted in any one fiscal year that may be made to any Participant shall be $8,000,000.
Section 5
Eligibility and Participation
5.1.    Eligibility.  Persons eligible to participate in the Plan are Employees (including officers) of Zebra and its Subsidiaries, as determined by the Committee.
5.2.    Participation.  Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Employees of Zebra and any Subsidiary to whom Incentive Awards shall be granted.
Section 6
Terms of Incentive Awards

6.1.    Grant of Incentive Awards. Incentive Awards may be granted to one or more Participants upon such terms and conditions and at any time and from time to time determined by the Committee, in its sole discretion.
6.2.    Performance Measures and Performance Targets. The Committee shall establish the Performance Goals and Performance Targets for the Company and the Participants, as applicable, under each Incentive Award. The Committee may also determine the extent to which each applicable Performance Goal shall be weighted with respect a Participant and/or an Incentive Award.
6.3.    Award Levels; Eligibility for Payment. The Committee shall establish for each Participant the amount payable with respect to each Incentive Award at specified levels of performance, based on the Performance Targets for each Performance Period and the weighting established for such criterion, if applicable. All such determinations regarding the achievement of any Performance Targets shall be made by the Committee. Except as otherwise determined by the Committee in its discretion, in order to be eligible for payment in respect of an Incentive Award, a Participant must be an Employee on the last day of the Performance Period or such other date as determined by the Committee for which such Incentive Award is earned.
6.4.    Form of Payment. Unless otherwise determined by the Committee and set forth in the Incentive Award, all Incentive Awards shall be payable in cash in a lump sum payment.
6.5.    Timing of Payment. Incentive Awards shall be paid promptly following the Committee’s determination of whether and the extent to which Performance Targets have been achieved with respect to the Performance Period, but in no event will such Incentive Awards be paid later than December 31 of the year following the Performance Period in which such Incentive Awards are earned; provided, however, that in the case of a Participant whose employment terminates on or before December 31 of a calendar year that falls within a Performance Period, if the Committee determines that such Participant shall be entitled to payment in respect of all or a portion of the Participant’s Incentive Award with respect to such Performance Period, then such payment shall be made to such Participant not later than March 15 of the calendar year following the year of termination. Notwithstanding the foregoing provisions of this Section 6.5, the Committee shall have the right to allow Participants to elect to defer the payment of Incentive Awards subject to such terms and conditions as the Committee may determine; provided, however, that each Participant’s election to defer the payment of an Incentive Award complies with the terms of the applicable plan or program of Zebra or its Subsidiaries.
6.6.    Termination of Employment.  The Incentive Award shall set forth the extent to which the Participant shall have the right to receive payment for Incentive Awards following termination of the Participant’s employment; provided, however, that with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception, such exceptions shall be limited to death, Disability or a Change in Control.  Such provisions need not be uniform and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants.  Subject to Section 8.5, in the event that an Incentive Award or an employment agreement between Zebra or a Subsidiary and the Participant does not set forth such provisions, the following provisions shall apply:
(a)    Retirement, Death or Disability.  In the event that a Participant’s employment with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Incentive Award if so provided in the Incentive Award, due to Retirement (except with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception), death or Disability, the Participant shall receive a prorated payout of the Incentive Award.
(b)    Other Termination.  In the event that a Participant’s employment with Zebra and/or its Subsidiaries is terminated during a Performance Period for any reason other than the reasons set forth in 6.6(a), or prior to the date of the payment of the Incentive Award if so provided in the Incentive Award, the Incentive Award shall be forfeited.
6.7.    Tax Withholding.  Zebra shall have the power and the right to deduct or withhold, or require a Participant to remit to Zebra, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.
Section 7
Performance Goals
7.1.    Performance Goals. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Goals set forth in this Section 7.1, the attainment of which may determine the degree of payout and/or vesting with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception, the Performance Goals and Performance Targets to be used for purposes of such grants shall be established by the Committee in writing, shall be objectively measurable and shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per share; earnings before interest, taxes, depreciation, and/or amortization; adjusted earnings before interest, taxes, depreciation, and/or amortization; pretax income; adjusted pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual Performance Goal which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business; or any combination thereof.  In addition, Performance Goals and Performance Targets may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and if so desired by the Committee, by comparison with a peer group of companies.  A Performance Target need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).  The Performance Targets for any Performance Period may be measured on an absolute basis or in relation to a peer group or an index.
In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing Performance Goals and Performance Targets without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. Nothing contained herein shall be construed to preclude the Committee from granting Incentive Awards to executive officers that are not intended to qualify for the Performance-Based Exception.
7.2.    Timing of Establishment. For each Incentive Award intended to qualify for the Performance-Based Exception, the Committee shall establish the applicable Performance Goal(s) and Performance Target(s) for that Incentive Award no later than the latest date that the Committee may establish such goals and targets without jeopardizing the ability of the Incentive Award to qualify for the Performance-Based Exception.
7.3.    Determination of Payout. The degree of payout and/or vesting of such Incentive Awards intended to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the Performance Targets and any other material terms and conditions precedent to such payment and/or vesting have been satisfied.  The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the Performance Targets; provided, however, that the Performance Targets applicable to Incentive Awards which are intended to qualify for the Performance-Based Exception, and which are held by executive officers, may not be adjusted so as to increase the payment under the Incentive Award (the Committee shall retain the sole discretion to adjust such Performance Targets upward, or to otherwise reduce the amount of the payment and/or vesting of the Incentive Award relative to the Performance Targets).
Section 8
General
8.1.    Beneficiary Designation. If permitted by Zebra, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by Zebra, and will be effective only when filed by the Participant in writing with Zebra’s Human Resources Department during the Participant’s lifetime.  The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then the Incentive Award, if any, shall be paid to the Participant’s estate. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
8.2.    Deferrals; Compliance with Section 409A. A Participant may elect by written notice delivered to the Zebra at the time and in the form required by the Zebra or the Committee to defer payment of all or any portion of an Incentive Award the Participant might earn with respect to a year, all in accordance with the Section 409A of the Code and applicable regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between Zebra and the Participant or in any deferred compensation plan maintained by Zebra.
8.3.    No Guarantee of Employment or Right to Participate.  Nothing in the Plan shall interfere with or limit in any way the right of Zebra to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of Zebra or any Subsidiary. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among Zebra and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.  No Employee shall have the right to be selected to receive an Incentive Award under the Plan, or, having been so selected, to be selected to receive a future Incentive Award.
8.4.    Right of Setoff; Recoupment.  Zebra or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Section 409A of the Code, deduct from and set off against any amounts Zebra or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Incentive Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to Zebra, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any Incentive Award granted hereunder, the Participant agrees to any deduction or setoff under this Section. Any Incentive Awards granted under the Plan (including any amounts or benefits arising from such Incentive Awards) shall be subject to any applicable “clawback” or other recoupment policies that Zebra has in place from time to time.
8.5.    Change in Control. Except as provided in an Incentive Award and absent any action taken by the Board or the Committee to continue the Plan for the remainder of an outstanding Performance Period in which a Change in Control occurs, in the event of a Change in Control, each Participant subject to an outstanding Incentive Award shall receive a prorated payment of the target payout under the Incentive Award.
8.6.    Amendment, Modification, and Termination.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Incentive Awards without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to Zebra’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of Class A Common Stock of Zebra may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no Board or Committee action may materially and adversely affect the rights of such Participant under any outstanding Incentive Award, unless such action is determined by the Board or Committee in good faith to be necessary to comply with any applicable law, regulation or rule (including Section 409A of the Code).  Subject to the preceding sentence, the

Committee may waive or modify any term of an Award to the extent that the terms of the Award Agreement, taking the waiver or modification into account, would have been permissible if included in the original Award Agreement, but shall have no authority to waive or modify any other Incentive Award term after the Incentive Award has been granted to the extent that the waived or modified term was mandatory under the Plan.
8.7.    Unfunded Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general creditor of Zebra; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet Zebra’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
8.8.    Compliance with Code Section 162(m).  Zebra intends that Incentive Awards granted to executive officers who constitute covered employees under Section 162(m) of the Code shall satisfy the requirements of the Performance-Based Exception, unless otherwise determined by the Committee when the Incentive Award is granted.  Accordingly, the Plan and such Incentive Awards shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder with respect to an executive officer.  If any provision of the Plan or any Incentive Award designated as intended to satisfy the Performance-Based Exception does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Incentive Award upon attainment of the applicable Performance Targets. Payment of any amount that Zebra reasonably determines would not be deductible by reason of Section 162(m) of the Code shall be deferred until the earlier of the earliest date on which Zebra reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.
8.9.    Awards to Participants Outside the United States.  The Committee may modify the terms of any Incentive Award made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive Award to the Participant, as affected by foreign tax laws and other restrictions, applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Incentive Award to a Participant who is resident or primarily employed in the United States.  An Incentive Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Incentive Award is modified.

8.10.    Successors.  All obligations of Zebra under the Plan with respect to Incentive Awards shall be binding on any successor to Zebra, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of Zebra or otherwise.
8.11.    Governing Law; Venue.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the United States District Court for the Northern District of Illinois, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.
8.12.    Incapacity of Recipient. If the Committee is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Committee shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Committee is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of Zebra and the Plan therefor.
8.13.    Other Plans. Nothing contained in the Plan shall prevent the Committee or Zebra from adopting other non-stockholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.